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                                                                     EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                OF THE ARTICLES OF INCORPORATION OF IOMED, INC.

     Pursuant to the provisions of the provisions of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is IOMED, Inc.

     SECOND: Article II of the corporation's Articles of Incorporation is hereby amended by adding thereto a new paragraph D, which shall read in its entirety as set forth on Exhibit "A" to these Articles of Amendment, which by this reference is incorporated herein as though set forth herein in full.

     THIRD: The foregoing amendment to the corporation's Articles of Incorporation do not provide for an exchange, reclassification or cancellation of issued shares of the corporation.

     FOURTH: Pursuant to the Act, the foregoing amendment to the corporation's Articles of Incorporation was adopted by the Board of Directors of the corporation on the 28th day of April, 1998.

     FIFTH: Pursuant to the Act, the foregoing amendment to the corporation's Articles of Incorporation was adopted by the Board of Directors of the corporation without shareholder action, and no such shareholder action was required under the Act or the corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 28th day of April, 1998.

                                          IOMED, INC.

                                          By:      /s/ ROBERT J. LOLLINI
                                               Robert J. Lollini
                                               Vice President and Chief
                                                   Financial Officer
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                                   EXHIBIT A

     "D. SERIES D NON-VOTING PREFERRED SHARES. A total of 1,000,000 Preferred Shares shall be designated as "Series D Non-Voting Preferred Shares", and shall have the following preferences, limitations and relative rights:

     1. VOTING RIGHTS. Except as otherwise expressly provided by law, the holders of Series D Non-Voting Preferred Shares shall not have the right to vote upon matters submitted to the shareholders of the corporation for consideration and vote; provided, however, that such holders shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

     2. LIQUIDATION RIGHTS. The Series D Non-Voting Preferred Shares shall not have any liquidation or similar preference over the Common Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. Upon any such liquidation, dissolution or winding up, and after payment or provision for payment of the debt and other liabilities of the Corporation, the holders of Series D Non-Voting Preferred Shares then outstanding shall be entitled to receive, for each Common Share into which a Series D Non-Voting Preferred Share is then convertible, the same amounts, if any, as are received by the holders of Common Shares as the result of or in connection with such liquidation, dissolution or winding up.

     3. DIVIDENDS. The holders of shares of Series D Non-Voting Preferred Shares shall be entitled, when and if declared by the Board of Directors, to receive dividends and distributions out of any assets legally available therefor. No dividend or distribution of cash, securities of other persons, assets, or options or rights (not referred to in section 4(c) hereof) may be declared or paid on the Common Shares unless at the same time an equivalent dividend or distribution, as the case may be, is declared or paid on all outstanding Series D Non-Voting Preferred Shares. No dividend or distribution of cash, securities of other persons, assets or options or rights (not referred to Section 4(c) hereof) may be declared or paid on the Series D Non-Voting Preferred Shares unless at the same time an equivalent dividend or distribution, as the case may be, is declared or paid on all outstanding Common Shares. In the event a dividend or distribution is declared on the Common Shares, the dividend or distribution on each Series D Non-Voting Preferred Share shall be paid at the same rate per share based upon the number of Common Shares into which such share of Series D Non-Voting Preferred Shares is convertible immediately prior to the record date for such dividend or distribution. The right to dividends or distributions on Series D Non-Voting Preferred Shares shall not be cumulative, and no right shall accrue to holders of Series D Non-Voting Preferred Shares by reason of the fact that dividends on said shares are not declared in any period.

     4. CONVERSION. The holders of Series D Non-Voting Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

          (a) Conversion. Subject to the adjustments set forth in subsection (c) below, each Series D Non-Voting Preferred Share shall be convertible, at the option of the holder thereof and at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series D Non-Voting Preferred Shares, into one fully paid and non-assessable Common Share (the "Conversion Rate").

          (b) Mechanics of Conversion. Before any holder of the Series D Non-Voting Preferred Shares shall be entitled to convert the same into Common Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Non-Voting Preferred Shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office. The written notice shall state the holder's election to convert Series D Non-Voting Preferred Shares and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue, or cause to be issued, and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares to be converted, and the person or persons
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     entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

          (c) Adjustment Upon Split, Subdivision, Etc.

             (i) In the event the Corporation should, at any time or from time to time after the date on which any Series D Non-Voting Preferred Shares are issued, fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or in other securities or rights convertible or exercisable into, or exchangeable for, additional Common Shares (such other securities or rights hereinafter referred to as "Common Share Equivalents") without payment of any consideration by such holder for the additional Common Shares or the Common Share Equivalents (including the additional Common Shares issuable upon conversion, exercise or exchange thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Series D Non-Voting Preferred Shares shall be appropriately adjusted so that the number of Common Shares issuable on conversion of each Series D Non-Voting Preferred Share shall be increased in proportion to such increase of outstanding Common Shares (including Common Shares represented by Common Share Equivalents in the manner of (ii) below).

             (ii) In the case of a dividend or other distribution payable in Common Share Equivalents, the following provisions shall apply for purposes of subparagraph (c)(i):

                A. The aggregate maximum number of Common Shares deliverable upon the conversion or exercise of, or in exchange for, such Common Share Equivalents shall be deemed to have been issued and to be outstanding as of the record date therefor (or the date of such dividend or distribution if no record date is fixed), but no further adjustment shall be made for the actual issuance of Common Shares upon the conversion, exercise or exchange of such Common Share Equivalents.

                B. In the event of any change in the number of Common Shares deliverable upon the conversion or exercise of, or in exchange for, such Common Share Equivalents, including without limitation a change resulting from the antidilution provisions thereof, the Conversion Rate then in effect for the Series D Non-Voting Preferred Shares shall forthwith be readjusted to such Conversion Rate as would have been obtained had the adjustment which was made in connection with such Common Share Equivalents which were not converted, exercised or exchanged prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Shares upon the conversion, exercise or exchange of such Common Share Equivalents.

                C. Upon the expiration or termination of any Common Share Equivalents, the Conversion Rate for the Series D Non-Voting Preferred Shares shall forthwith be readjusted to such Conversion Rate as would have been obtained had the adjustment which was made in connection with such Common Share Equivalents been made upon the basis of the issuance of only the number of Common Shares actually issued upon the conversion, exercise or exchange of such Common Share Equivalents.

             (iii) If the number of Common Shares outstanding at any time after the date on which any Series D Non-Voting Preferred Shares are issued is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Conversion Rate for the Series D Non-Voting Preferred Shares shall be appropriately decreased in proportion to such decrease in outstanding shares.

          (d) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series D Non-Voting Preferred Shares shall thereafter be entitled to receive, with respect to each Common Share acquired
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     upon conversion of the Series D Non-Voting Preferred Shares, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Shares would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series D Non-Voting Preferred Shares after the recapitalization to the end that the provisions of this Section 4 shall be applicable after the recapitalization in a manner which is, as nearly equivalent as may be practicable, equivalent to the manner in which this
     Section 4 applied prior to the recapitalization.

          (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance by the Corporation of its obligations hereunder, but will, at all times and in good faith, take such actions as may be necessary to carry out the intent of the provisions of this Section 4.

          (f) No Fractional Shares and Certificates as to Adjustments.

             (i) No fractional shares shall be issued upon conversion of the Series D Non-Voting Preferred Shares, and the number of Common Shares to be issued shall be rounded to the nearest whole share, determined on the basis of the total number of Series D Non-Voting Preferred Shares which the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Rate of the Series D Non-Voting Preferred Shares pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with he terms hereof and prepare and furnish to each holder of Series D Non-Voting Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Series D Non-Voting Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Rate at the time in effect, and (C) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Series D Non-Voting Preferred Share.

          (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities of property, or to receive any other right, the Corporation shall mail to each holder of Series D Non-Voting Preferred Shares, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (h) Reservation of Common Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series D Non-Voting Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series D Non-Voting Preferred Shares. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series D Non-Voting Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

          (i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of Series D Non-Voting Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address, as such address then appears on the books of the Corporation."

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